Court Number: 12515
Estate Number: 51-886878

COURT OF QUEEN'S BENCH
CLERK / SAINT JOHN
REC'D / REÇU OCT 6 2006 FILED / DÉPOSÉ
COUR DU BANC DE LA REINE
GREFFIER / SAINT-JEAN

IN THE COURT OF QUEEN'S BENCH OF NEW BRUNSWICK

IN BANKRUPTCY AND INSOLVENCY

JUDICIAL DISTRICT OF SAINT JOHN

IN THE MATTER of the Proposal of InteliSys Aviation Systems of America Inc., ("Intelisys").

ORDER

UPON THE APPLICATION of Intelisys for an Order pursuant to section 58 of the *Bankruptcy and Insolvency Act*, R.S.C. 1985, c. B-3, as amended, approving the Second Amended Proposal of Intelisys; and

UPON HEARING R. Gary Faloon, Q.C., on behalf of Intelisys; and

UPON Robert W. Powell, CA, CIRP, of A.C. Poirier & Associates Inc., being present.

IT IS HEREBY ORDERED THAT the Second Amended Proposal of Intelisys dated October 3rd, 2006, a copy of which is attached hereto and marked with the letter "A", is hereby approved.

DATED at Saint John, New Brunswick this 4th day of October, 2006.

~~Chief~~ Justice of the Court of Queen's Bench of New Brunswick

COURT OF QUEEN'S BENCH NEW BRUNSWICK

I certify that this is a true copy of the original on file in the Court Office, Judicial District of Saint John
Dated this 6th day of October 2006

Edward Joes, under written authorization of The Registrar dated the 23rd day of November 2001

Court No. 12515
Estate No. 51-686876

IN THE COURT OF QUEEN'S BENCH OF NEW BRUNSWICK
IN BANKRUPTCY AND INSOLVENCY
JUDICIAL DISTRICT OF SAINT JOHN

IN THE MATTER OF THE PROPOSAL OF
INTELISYS AVIATION SYSTEMS OF AMERICA INC.
Having its head office in the town of
Shediac, Province of New Brunswick

SECOND AMENDED PROPOSAL
(Amended at the Meeting of Creditors Held September 29, 2006 at 2:00 pm and re-convened October 3, 2006 at 10:30 am). This Second Amended Proposal supersedes and replaces the original proposal dated August 31, 2006 and the amended proposal dated September 12, 2006)

INTELISYS AVIATION SYSTEMS OF AMERICA INC., the above-named debtor (hereinafter called the ''Corporation'') hereby submits the following second amended proposal (the "Proposal") under the Bankruptcy and Insolvency Act (the ''Act''):

Secured Creditors

1. Payment of the claims of the secured creditors shall be made in the following manner:

> The holders of secured claims shall be paid in accordance with the present arrangements existing between the Corporation and the holders of secured claims, or as may be arranged between the Corporation and the holders of secured claims.

Preferred Claims

2. Payment in priority to all other claims of all claims directed by the said Act to be so paid in the distribution of the property of a bankrupt shall be provided for as follows:

> Preferred creditors will accept in full and final settlement the funds and Newco Notes from the Joint Proposal of Convergix Inc., Synaptec Information Systems Inc., Intelisys (NS) Co., Intelisys Acquisition Systems Inc., ("Canadian Intelisys Group of Companies") in full and final settlement of any and all obligations of the Corporation.

Fees and Expenses

3. Provision for payment of all proper fees and expenses of the trustee, of

"A" AB
JRS 6/10/06

the financial advisor Grant Thornton Limited and the legal costs of the trustee and the Corporation on and incidental to the proceedings arising out of this proposal, including the preparation of this proposal, shall be paid in priority to all claims of preferred and ordinary creditors or as arranged with the Corporation.

Crown Claims

4. All claims of Her Majesty in right of Canada or a province of a kind that could be subject to a demand under subsection 224(1.2) of the Income Tax Act (Canada) or under any substantially similar provision of provincial legislation and that were outstanding on the date of the filing of the notice of intention shall be paid in full within 30 days of the date of court approval of this proposal.

Ordinary Creditors - Unsecured Claims

5. Provision for settlement of all claims of ordinary creditors, being those persons with claims not referred to in paragraphs 1 to 4 inclusive of this proposal, including claims of every nature and kind whatsoever, whether due or not due for payment as of the date of this proposal, and including contingent or unliquidated claims arising out of any transaction entered into by the Corporation prior to the date of this proposal, which creditors shall herein be referred to as ''ordinary creditors'', shall be made as follows:

> The first $1,250 of each Ordinary claim shall be paid in full within two months of Court Approval of this Proposal, as to the balance of the claims, Ordinary creditors will accept in full and final settlement the funds and Newco Notes from the Joint Proposal of the Canadian Intelisys Group of Companies in full and final settlement of any and all obligations of the Corporation.

Deemed Approval of the Joint Proposal of the Canadian InteliSys Group of Companies

6. Approval of this proposal by the Statutory majority of creditors of the Corporation shall be deemed to be approval of the Joint Proposal of the Canadian InteliSys Group of Companies attached as schedule "A" hereto.

Trustee

7. A.C. Poirier & Associates Inc., of the City of St. John, in the Province of New Brunswick, shall be the trustee under this proposal.

COURT OF QUEEN'S BENCH NEW BRUNSWICK

Compromise Effective for all Purposes

8. The payment, compromise or other satisfaction of any Claim under this Proposal shall be binding upon such Creditor, its heirs, executors, administrators, successors and assigns, for all purposes and shall also be effective to relieve any third party directly or indirectly liable for such indebtedness, whether as guarantor, indemnitor, tenant, director, joint covenantor, principal or otherwise.

Income Taxes

9. The Corporation, upon acceptance of this Proposal by its creditors and approval by the Court, irrevocably undertakes that it will not claim any Canadian Residual Losses in any future Canadian income tax filings. "Canadian Residual Losses" are those capital losses and non-capital losses existing as at August 3, 2006, less the amount of debt forgiveness resulting from the completion of this Proposal. The Corporation further undertakes to advise the Canada Revenue Agency, in writing, of this undertaking.

Certificate of Full Performance

14. Payment of the funds provided for in section 5 of this Proposal and the issuance of a certificate of full performance of proposal in connection the Joint Proposal of the Canadian Group of Intelisys Companies shall constitute full performance in accordance with section 65.3 of the Act and the Trustee shall, upon receipt, issue a certificate of full performance.

Dated at Moncton, New Brunswick this 3rd day of October, 2006.

INTELISYS AVIATION SYSTEMS OF AMERICA INC.

By: ______________________
Jock English, C.O.O.

COURT OF QUEEN'S BENCH NEW BRUNSWICK